   As filed with the Securities and Exchange Commission on June 15, 1999

                                              Registration No. 333-79189

                                              Registration No. 333-79189-01

                                              Registration No. 333-79189-02
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                               ----------------

                              Amendment No. 1

                                    TO
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

     AirGate PCS, Inc.                      Delaware                           4182                           58-2409617
    AirGate Wireless, INC.                  Delaware                           4182                           58-2422929
  AGW Leasing Company, Inc.                 Delaware                           4182                           58-2441171
(Exact name of registrants as      (State or other jurisdiction     (Primary Standard Industry             (I.R.S. Employer
  specified in their charters)         of incorporation or          Classification Code Number)           Identification No.)
                                          organization)

                               ----------------


                                                   Thomas M. Dougherty
             Suite 1700                             AirGate PCS, Inc.
     230 Peachtree Street, N.W.                        Suite 1700
       Atlanta, Georgia 30303                  230 Peachtree Street, N.W.
           (404) 522-8004                        Atlanta, Georgia 30303
  (Address, including zip code, and                  (404) 522-8004
  telephone number, including area         (Name, address, incuding zip code,
   code, of registrants' principal          and telelphone number, including
         executive offices)                 area code, of agent for service)

                               ----------------

                                   Copies to:

       Mary M. Sjoquist, Esq.                     Gary P. Cullen, Esq.
    Joseph G. Passaic, Jr., Esq.          Skadden, Arps, Slate, Meagher & Flom
          Patton Boggs LLP                             (Illinois)
          2550 M Street, NW                       333 West Wacker Drive
        Washington, DC 20037                     Chicago, Illinois 60606
           (202) 457-6000                            (312) 407-0700

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

                               ----------------

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box: [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                                                            ---------------
  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                           -----------------
  If the Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
                           ---------------
  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    Part II

                   Information Not Required in the Prospectus

Item 13. Other Expenses of Issuance and Distribution

  AirGate PCS, Inc. (the "Registrant") estimates that expenses (other than underwriting discounts and commissions) in connection with the offering described in this Registration Statement will be as set forth in the following table. All amounts shown are estimates except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

Securities and Exchange Commission registration fee................... $69,500
National Association of Securities Dealers, Inc. filing fee...........  25,500
Nasdaq National Market listing fees...................................     *
Printing and engraving expenses.......................................     *
Accountants' fees and expenses........................................     *
Legal fees and expenses...............................................     *
Fees and expenses for qualifications under state securities laws
 (including legal fees)...............................................     *
Transfer agent fees...................................................     *
Miscellaneous.........................................................     *
                                                                       -------
  Total............................................................... $   *
                                                                       =======

---------------------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Officers

  In accordance with General Corporation Law of the State of Delaware (being Chapter 1 of Title 8 of the Delaware Code), the Registrant's Certificate of Incorporation provides as follows:

  The Registrant's Certificate of Incorporation provides that the Registrant shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorney's fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if such person acted under similar standards, provided that the Registrant receive a written undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined that that such person is not entitled to be indemnified by the Registrant.

  The Registrant's Certificate of Incorporation further provides that to the extent that a director or officer of the Registrant has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorney's fees) actually and reasonably incurred by him or her in connection therewith, that indemnification provided for by the Certificate of Incorporation shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the Registrant is empowered to purchase and maintain insurance on behalf of a director or officer of the Registrant against any liability asserted against him or here in any such capacity, or arising out of such person's status as such, whether or not the Registrant would have the power to indemnify him against such liabilities under the Certificate of Incorporation.

  In addition to indemnification provided to our officers and directors in the Certificate of Incorporation and under the laws of Delaware, we have entered into indemnification agreements with certain officers and directors to provide further assurances and protection from liability that they may incur in their respective positions and duties in connection with the public offering or as a fiduciary of AirGate and its shareholders. We have agreed to indemnify and hold harmless, to the extent permitted under Delaware law, each person and affiliated person (generally, any director, officer, employee, controlling person, agent, or fiduciary of the indemnified person), provided that the indemnified person was acting or serving at our request in his capacity as either an officer, director, employee, controlling person, fiduciary or other agent or affiliate of AirGate. Under the indemnification agreements, each person is indemnified against any and all losses, claims, damages, expenses and liabilities, joint or several, (including attorney's fees, expenses and amount in settlement) that occur in connection with any threatened, pending or completed action, suit, proceeding, alternative dispute resolution mechanism or hearing, inquiry or investigation that such indemnified person believes in good faith may lead to the institution of such action, under the Securities Act of 1933, Securities Exchange Act of 1934 or other federal or state statutory law or regulation, at common law or otherwise, which relate directly or indirectly to the registration, purchase, sale or ownership of any securities of AirGate or to any fiduciary obligation owed with respect to AirGate and its stockholders. As a condition to receiving indemnification, indemnified persons are required to give us notice in writing of any claim for which indemnification may be sought under this agreement.

  The agreement provides that an indemnified person may receive indemnification against (1) expenses (including attorney's fees and other costs, expenses and obligations incurred), judgments, fines and penalties; (2) amounts paid in settlement (approved by AirGate); (3) federal, state, local taxes imposed as a result of receipt of any payments under the indemnification agreement; and (4) all interest, assessments and other charges paid or payable in connection with any expenses, costs of settlement or taxes. An indemnified person will be indemnified against expenses to the extent that he is successful on the merits or otherwise, including dismissal of an action without prejudice, in defense of any action, suit, proceeding, inquiry or investigation. Expenses that the indemnified person have or will incur in connection with a suit or other proceeding may be received in advance within 10 days of written demand to AirGate.

  Prior to receiving indemnification or being advanced expenses, a committee, consisting of either members of the board of directors or any person appointed by the board of directors, must make a determination of whether the indemnified person is entitled to indemnification under Delaware law. If there is a change in control (as defined in the indemnification agreement) that occurs without majority approval of the board of directors, then the committee will consist of independent legal counsel selected by the indemnified person and approved by AirGate to render a written opinion as to whether and the extent of indemnification that the indemnified person is entitled, which will be binding on AirGate. Under the indemnification agreement, an indemnified person may appeal a determination by the committee's determination not to grant indemnification or advance expenses by commencing a legal proceeding. Failure of the committee to make a indemnification determination or the termination of any claim by judgment, order, settlement, plea of nolo contendere, or conviction does not create a presumption that either (1) the indemnified person did not meet a particular standard of conduct or belief or (2) that the court has determined that indemnification is not available.

  Under the indemnification agreement, an indemnified person is entitled to contribution from us for losses, claims, damages, expenses or liabilities as well as other equitable considerations upon the determination of a court of competent jurisdiction that indemnification is not available. The amount contributed by AirGate will be in proportion, as appropriate, to reflect the relative benefits received by us and the indemnified person or, if such contribution is not permitted under Delaware law, then the relative benefit will be considered with the relative fault of both parties. In connection with the registration of AirGate's securities, the relative benefits received by AirGate and indemnified person will be deemed to be in the same respective proportions of the net proceeds from the offering (less expenses) received by AirGate and the indemnified person. The relative fault of AirGate and the indemnified person is determined by reference to the whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by AirGate or the indemnified person and their relative intent, knowledge, access to information and opportunity to correct such statement or omission.

  Contribution paid takes into account the equitable considerations, if any, instead of a pro rata or per capital allocation. In connection with the offering of AirGate securities, an indemnified person will not be required to contribute any amount in excess of the lessor of (1) the proportion of the total of such losses, claims, damages, or liabilities indemnified against equal to the proportion of the total securities sold under the registration statement sold by the indemnified person or (2) the proceeds received by the indemnified person from the sale of securities under the registration statement. Contribution will not be available if such person is found guilty of fraudulent misrepresentation, as defined in the agreement.

  In the event that AirGate is also obligated under a claim and upon written notice to the indemnified person, we are entitled to assume defense of the claim and select counsel which is approved by the indemnified person. Upon receipt of the indemnified person's approval, AirGate will directly incur the legal expenses and as a result will have the right to conduct the defense as it sees fit in its sole discretion, including the right to settle any claim against any indemnified party, without consent of the indemnified person.

  The underwriting agreements to be filed as Exhibits 1.1 and 1.2 to the Registration Statement provides for indemnification by the underwriters of AirGate and its directors and certain officers, and by AirGate of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities

  In accordance with Item 701 of Regulation S-K, the following information is presented with respect to securities sold by the Registrant within the past three years which were not registered under the Securities Act.

(i) September 1996 Note

  (a) On September 27, 1996, AirGate, L.L.C. (the "LLC") sold a $180,000 8% note, due and payable or convertible on August 8, 1998. This note was rolled into the 1998 Financing outlined below.

  (b) The note was sold to a related party who qualified as an accredited investor under Regulation D promulgated under the Securities Act.

  (c) The note was sold for $180,000.

  (d) The notes were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

  (e) Not applicable

  (f) Not applicable

(ii) The 1998 Financing

  (a) Between August and September 1998, the Registrant sold $4,815,000 of 8% Convertible Promissory Notes. $3 million of the notes are due on September 18, 1999, while $1.815 million are due on August 20, 1999, unless converted. The notes are convertible into Series A preferred stock or common stock upon the satisfaction of certain conditions. The Registrant also issued warrants to purchase the preferred stock to the purchasers of the notes, which warrants were to be exercised on the earlier of five years from the date of issuance or an initial public offering. These notes were rolled into the May 1999 Refinancing.

  (b) The notes and warrants were sold to two related party venture funds and their affiliates who qualified as accredited investors within the meaning of Regulation D under the Securities Act.

  (c) The notes and the warrants were sold for a total aggregate consideration of $4,815,000.

  (d) The notes were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

  (e) Not applicable

  (f) Not applicable

(iii) The 1999 Financings

  (a) In March, April and May 1999 the Registrant sold an aggregate of $2.5 million of 8% subordinated notes.

  (b) The notes and warrants were sold to two related party venture funds, Weiss, Peck and Greer Venture Partners affiliated funds and JAFCO America Ventures, Inc. affiliated funds, who qualified as accredited investors within the meaning of Regulation D under the Securities Act.

  (c) The notes were sold for a total aggregate consideration of $2.5 million.

  (d) The notes were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

  (e) Not applicable

  (f) Not applicable

(iv) The May 1999 Refinancing

  (a) In May 1999, the Registrant consolidated the promissory notes issued to the two related party venture funds in the 1998 financing and the March, April and May 1999 financings totaling $7.325 million into promissory notes that will be converted into shares of the Registrant's common stock concurrently with the completion of the offering contemplated hereby at a price 48% less than the price of a share of common stock sold in the offering. The warrants held by these funds were terminated. In addition, the Registrant issued warrants to Weiss, Peck and Greer Venture Partners affiliated funds to purchase shares of common stock for an aggregate price of up to $2.75 million at a price 25% less than the price of a share of common stock sold in this offering.

  (b) The promissory notes and the warrants were issued to two related party venture funds, Weiss, Peck and Greer Venture Partners affiliated funds and JAFCO America Ventures, Inc. affiliated funds, who qualified as accredited investors within the meaning of Regulation D under the Securities Act.

  (c) The aggregate consideration received in exchange for the promissory notes and the warrant was the refinancing of $7.325 million of promissory notes and the cancellation of warrants held by each venture fund.

  (d) The notes and the warrant were offered and sold in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

  (e) Not applicable

  (f) Not applicable

Item 16. Exhibits

  The exhibits and financial statement schedules filed as a part of the Registration Statement are as follows:

(a) List of Exhibits

  1.1** Form of Equity Underwriting Agreement

  1.2** Form of Debt Underwriting Agreement

  3.1   Amended and Restated Certificate of Incorporation of AirGate PCS, Inc.

  3.2   Amended and Restated Bylaws of AirGate PCS, Inc.

  4.1   Specimen of Common Stock Certificate of AirGate PCS, Inc.

  4.2** Form of warrants

  4.3** Form of Indenture for Senior Discount Notes

  5.1 Opinion of Patton Boggs LLP regarding legality of the common stock being offered

  5.2   Opinion of Patton Boggs LLP regarding legality of the Senior Discount
        Notes being offered

 10.1+  Sprint PCS Management Agreement between SprintCom, Inc. and AirGate
        Wireless, L.L.C.

 10.2   Sprint PCS Services Agreement between Sprint Spectrum L.P. and AirGate
        Wireless, L.L.C.

 10.3   Sprint Spectrum Trademark and Service Mark License Agreement

 10.4   Sprint Trademark and Service Mark License Agreement

 10.5+  Master Site Agreement dated August 6, 1998 between AirGate and
        BellSouth Carolinas PCS, L.P., BellSouth Personal Communications, Inc.
        and BellSouth Mobility PCS.

 10.6+  Compass Telecom, L.L.C. Construction Management Agreement

 10.7** Commercial Real Estate Lease dated August 7, 1998 between AirGate and
        Perry Company of Columbia, Inc. to lease a warehouse facility.

 10.8   Form of Indemnification Agreement


 10.9    Employment Agreement dated April 9, 1999 between AirGate and Mr.
         Thomas M. Dougherty

 10.10** Form of Executive Employment Agreement

 10.11** Form of 1999 Stock Option Plan

 10.12** Form of Consent and Agreement with Sprint PCS

 21.1    Subsidiaries of AirGate PCS, Inc.

 23.1*   Consent of KPMG LLP

 23.2    Consent of Patton Boggs LLP (included in Exhibits 5.1 and 5.2)

 24.1*   Powers of Attorney

 25.1**  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of Trustee, on Form T-1, in connection with the Senior
         Discount Notes offering

 27.1*   Financial Data Schedule

---------------------

 * Previously filed

**To be filed by amendment

 +Confidential treatment requested

(b) Financial Statement Schedule

  No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17. Undertakings

  The Registrant hereby undertakes:

    (1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (2) To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

    (3) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

    (4) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fulton, State of Georgia, on June 15, 1999.

                                          AIRGATE PCS, INC.

                                                /s/ Thomas M. Dougherty
                                          By: _________________________________
                                                 Name: Thomas M. Dougherty
                                               Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
     /s/ Thomas M. Dougherty           Chief Executive Officer       June 15 1999
______________________________________  and Director (Principal
         Thomas M. Dougherty            Executive Officer)

      /s/ Alan B. Catherall*           Chief Financial Officer       June 15, 1999
______________________________________  (Principal Financial and
          Alan B. Catherall             Accounting Officer)

        /s/ W. Chris Blane*            Vice President and            June 15, 1999
______________________________________  Director
            W. Chris Blane

     /s/ Thomas D. Body, III*          Vice President and            June 15, 1999
______________________________________  Director
         Thomas D. Body, III

       /s/ Barry Schiffman*            Director                      June 15, 1999
______________________________________
           Barry Schiffman

          /s/ Gill Cogan*              Director                      June 15, 1999
______________________________________
              Gill Cogan

       /s/ Thomas M. Dougherty                                       June 15, 1999
*By: _________________________________
         Thomas M. Dougherty
           Attorney-in-Fact

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fulton, State of Georgia, on June 15, 1999.

                                          AIRGATE WIRELESS, INC.

                                                  /s/ Thomas M. Dougherty
                                          By: _________________________________
                                                Name: Thomas M. Dougherty
                                             Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
     /s/ Thomas M. Dougherty           Chief Executive Officer       June 15, 1999
______________________________________  and Director (Principal
         Thomas M. Dougherty            Executive Officer)

      /s/ Alan B. Catherall*           Chief Financial Officer       June 15, 1999
______________________________________  (Principal Financial and
          Alan B. Catherall             Accounting Officer)

        /s/ W. Chris Blane*            Vice President and            June 15, 1999
______________________________________  Director
            W. Chris Blane

     /s/ Thomas D. Body, III*          Vice President and            June 15, 1999
______________________________________  Director
         Thomas D. Body, III

       /s/ Barry Schiffman*            Director                      June 15, 1999
______________________________________
           Barry Schiffman

          /s/ Gill Cogan*              Director                      June 15, 1999
______________________________________
              Gill Cogan

       /s/ Thomas M. Dougherty                                       June 15, 1999
*By: _________________________________
         Thomas M. Dougherty
           Attorney-in-Fact

  Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fulton, State of Georgia, on June 15, 1999.

                                          AGW LEASING COMPANY, INC.

                                                  /s/ Thomas M. Dougherty
                                          By: _________________________________
                                                Name: Thomas M. Dougherty
                                             Title: Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

                 Name                            Title                   Date
                 ----                            -----                   ----
     /s/ Thomas M. Dougherty           Chief Executive Officer       June 15, 1999
______________________________________  and Director (Principal
         Thomas M. Dougherty            Executive Officer)

      /s/ Alan B. Catherall*           Chief Financial Officer       June 15, 1999
______________________________________  (Principal Financial and
          Alan B. Catherall             Accounting Officer)

       /s/ W. Chris Blane*             Vice President and            June 15, 1999
______________________________________  Director
            W. Chris Blane

     /s/ Thomas D. Body, III*          Vice President and            June 15, 1999
______________________________________  Director
         Thomas D. Body, III

       /s/ Barry Schiffman*            Director                      June 15, 1999
______________________________________
           Barry Schiffman

         /s/ Gill Cogan*               Director                      June 15, 1999
______________________________________
              Gill Cogan

       /s/ Thomas M. Dougherty                                       June 15, 1999
*By: _________________________________
         Thomas M. Dougherty
           Attorney-in-Fact